EXHIBIT 5.1
June 10, 2009
Exterran Holdings, Inc.
16666 Northchase Drive
Houston, Texas 77060
Ladies and Gentlemen:
In connection with the issuance by Exterran Holdings, Inc., a Delaware corporation (the “Company”), of an aggregate of up to $373,750,000 principal amount of the Company’s 4.25% Senior Convertible Notes due 2014 (the “Notes”) pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-159718) (as amended through the date hereof, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated June 3, 2009, as supplemented by the prospectus supplement relating to the sale of the Notes dated June 5, 2009 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, certain legal matters with respect to the Notes are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (a) the Restated Certificate of Incorporation and Second Amended and Restated Bylaws of the Company, each as amended to date, (b) the Underwriting Agreement dated June 4, 2009 between the Company and the underwriters named therein relating to the sale of the Notes (the “Underwriting Agreement”), (c) the Indenture (the “Indenture”) to be executed by the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which senior debt securities of the Company may be issued, in the form of Exhibit 4.3 to the Registration Statement, (d) the First Supplemental Indenture (the “First Supplemental Indenture”) between the Company and Wells Fargo Bank, National Association, pursuant to which the Notes will be issued and (e) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company. We have also examined certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

Exterran Holdings, Inc.	-2-	June 10, 2009
In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on the documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We have also assumed that the Notes will be offered and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
1. The Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of both the Indenture and the Supplemental Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity) and (c) public policy, applicable law relating to indemnification and contribution and any implied covenants of good faith and fair dealing; and
2. The shares of common stock of the Company, par value $0.01 per share, into which the Notes are convertible have been duly authorized by all necessary corporate action on the part of the Company and when issued and delivered by the Company upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and nonassessable.
The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, in each case as in effect as of the date hereof. We hereby consent to the filing of this opinion of counsel with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ BAKER BOTTS L.L.P.